Filed Pursuant to Rule 433
Registration Statement Nos. 333-277183, 333-277183-04, 333-277183-05,
333-277183-06, 333-277183-07, 333-277183-08, 333-277183-09,
333-277183-10, 333-277183-11, 333-277183-12, 333-277183-13,
333-277183-14

Molson Coors Beverage Company

Pricing Term Sheet

Security:	4.900% Senior Notes due 2031	5.500% Senior Notes due 2036
Issuer:	Molson Coors Beverage Company (the “Issuer”)
Trade Date:	May 20, 2026
Settlement Date:	T+4, May 27, 2026
Expected Ratings*:	Baa1 (stable) (Moody’s) / BBB (stable) (S&P)
Principal Amount:	$500,000,000	$1,000,000,000
Maturity Date:	July 8, 2031	July 8, 2036
Coupon:	4.900%	5.500%
Benchmark Treasury:	3.875% due April 30, 2031	4.375% due May 15, 2036
Benchmark Treasury Price and Yield:	98-12+; 4.239%	98-13; 4.576%
Spread to Benchmark Treasury:	+70 bps	+97 bps
Yield to Maturity:	4.939%	5.546%
Public Offering Price:	99.817%	99.637%
Interest Payment Dates:	January 8 and July 8 of each year, commencing on January 8, 2027	January 8 and July 8 of each year, commencing on January 8, 2027
Redemption Provisions:
Make-Whole Call:	Prior to June 8, 2031, at any time and from time to time in whole or in part, at a discount rate equal to the applicable Treasury Rate plus 15 bps	Prior to April 8, 2036, at any time and from time to time in whole or in part, at a discount rate equal to the applicable Treasury Rate plus 15 bps
Par Call:	At any time on or after June 8, 2031	At any time on or after April 8, 2036
Change of Control:	Upon the occurrence of a change of control triggering event, the Company will be required to make an offer to repurchase all or a portion of the notes at a price equal to 101% of principal, plus accrued and unpaid interest to, but excluding, the repurchase date.
CUSIP/ISIN:	60871R AS9 / US60871RAS94	60871R AT7 / US60871RAT77
Joint Book-Running Managers:	Citigroup Global Markets Inc. BofA Securities, Inc. Goldman Sachs & Co. LLC BMO Capital Markets Corp.

Senior Co-Managers:	U.S. Bancorp Investments, Inc. UniCredit Capital Markets LLC Capital One Securities, Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC RBC Capital Markets, LLC Scotia Capital (USA) Inc.
Co-Managers:	ING Financial Markets LLC Morgan Stanley & Co. LLC Loop Capital Markets LLC PNC Capital Markets LLC Lloyds Securities Inc.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Issuer’s preliminary prospectus supplement, dated May 20, 2026, to the Issuer’s base prospectus, dated February 20, 2024 (collectively, the “prospectus”).

It is expected that delivery of the notes will be made against payment therefor on or about May 27, 2026, which is the fourth business day following the date hereof (such settlement cycle being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on or prior to the business day preceding the Settlement Date will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Such purchasers should consult their own advisors in this regard.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, BofA Securities, Inc. toll-free at 1-800-294-1322, or Goldman Sachs & Co. LLC toll-free at 1-866-471-2526.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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